As filed with the Securities and Exchange Commission on June 27, 2007

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

Under

THE SECURITIES ACT OF 1933

COMMONWEALTH BANKSHARES, INC.

(Exact name of registrant as specified in its charter)

Virginia	54-1460991
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

403 Boush Street

Norfolk, Virginia 23510

(Address of Principal Executive Offices) (Zip Code)

Bank of the Commonwealth 401(k) Profit Sharing Plan

(Full Title of the Plan)

Cynthia A. Sabol

Executive Vice President and Chief Financial Officer

Commonwealth Bankshares, Inc.

403 Boush Street

Norfolk, Virginia 23510

(757) 446-6900

(Name, address and telephone number, including area code, of agent for service)

Copy to:

George P. Whitley, Esq.

LeClair Ryan, A Professional Corporation

Riverfront Plaza, East Tower

951 East Byrd Street, 8th Floor

Richmond, Virginia 23218

(804) 783-2003

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)		Proposed maximum offering price per share (3)	Proposed maximum aggregate offering price (3)	Amount of registration fee
Common Stock, $2.066 par value	400,000 shares	(2)	$21.01	$8,404,000	$258.00

(1)	This Registration Statement also covers such additional and indeterminate number of shares of common stock of the Registrant as may be issuable as a result of a stock dividend, stock split, split-up, recapitalization or similar event.
(2)	Represents an estimate of such presently undeterminable number of shares as may be purchased with employee contributions pursuant to the Bank of the Commonwealth 401(k) Profit Sharing Plan (the “Plan”). In addition, pursuant to Rule 416(c) under the Securities Act of 1933, this Registration Statement also covers an indeterminable amount of interests to be offered or sold pursuant to the Plan.
(3)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457 under the Securities Act of 1933, as amended, based on the average of the high and low prices of the Registrant’s common stock on June 21, 2007, as quoted on the NASDAQ Global Market.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The document(s) containing the information specified in Part I will be sent or given to participants as specified by Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”). Such documents are not being filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. Such documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Form, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents, which have been filed with the Commission pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are hereby incorporated by reference in, and shall be deemed to be a part of, this Registration Statement.

a)	The Annual Report on Form 10-K for the year ended December 31, 2006 of Commonwealth Bankshares, Inc. (“Commonwealth”).

b)	The Quarterly Report on Form 10-Q for the quarter ended March 31, 2007 of Commonwealth.

c)	All other reports filed by Commonwealth pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the Annual Report referred to in (a) above.

d)	The description of Commonwealth’s common stock contained in its Registration Statement on Form 8-B, filed with the Commission on December 16, 1988, including any amendment or report filed with the Commission for the purpose of updating such description.

All documents subsequently filed by Commonwealth pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated herein by reference and shall be deemed a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein and to be a part hereof shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Commonwealth’s Articles of Incorporation provide that, to the full extent that the Virginia Stock Corporation Act (the “VSCA”) permits the limitation or elimination of the liability of directors and officers, no director or officer of Commonwealth shall be liable to Commonwealth or its shareholders for monetary damages. Section 13.1-692.1 of the VSCA presently permits the elimination of liability of directors and officers in any proceeding brought by or in the right of a corporation or brought by or on behalf of shareholders of a corporation, except for liability resulting from such person’s having engaged in willful misconduct or a knowing violation of the criminal law or any federal or state securities law, including, without limitation, any unlawful insider trading or manipulation of the market for any security.

The VSCA also permits, and Commonwealth’s Articles of Incorporation require, indemnification of Commonwealth’s directors and officers in a variety of circumstances, which may include indemnification for liabilities under the Securities Act. Commonwealth’s Articles of Incorporation require Commonwealth to indemnify its directors and officers to the full extent permitted by the VSCA. Sections 13.1-697 and 13.1-702 of the VSCA generally authorize a Virginia corporation to indemnify its directors, officers, employees or agents in civil or criminal actions if they acted in good faith and believed their conduct to be in the best interests of the corporation and, in the case of criminal actions, had no reasonable cause to believe that the conduct was unlawful. Section 13.1-704 of the VSCA also provides that a Virginia corporation has the power to make any further indemnity to any director, officer, employee or agent, including under its articles of incorporation or any bylaw or shareholder resolution, except an indemnity against their willful misconduct or a knowing violation of the criminal law.

Commonwealth carries insurance on behalf of directors, officers, employees or agents that may cover liabilities under the Securities Act.

The foregoing summary is qualified by reference to the full provisions of the VSCA and Commonwealth’s Articles of Incorporation, as amended, and Bylaws.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Exhibit Number	Description of the Exhibit
5.0	Opinion of LeClair Ryan, A Professional Corporation. *

23.1	Consent of PKF Witt Mares, PLC as accountants for Commonwealth Bankshares, Inc. *

23.2	Consent of LeClair Ryan, A Professional Corporation (included in Exhibit 5.0). *

24.1	Power of Attorney relating to Commonwealth Bankshares, Inc. (appears on the signature page of this Registration Statement). *

99.1	Bank of the Commonwealth 401(k) Profit Sharing Plan – Summary Plan Description. *

99.2	Bank of the Commonwealth 401(k) Profit Sharing Plan – Adoption Agreement. *

*	Filed herewith.

Item 9.	Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Norfolk, Commonwealth of Virginia, on June 27, 2007.

COMMONWEALTH BANKSHARES, INC.

By:	/s/ Edward J. Woodard, Jr., CLBB
Edward J. Woodard, Jr., CLBB
Chairman of the Board, President and Chief Executive Officer

POWER OF ATTORNEY

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated. Each person whose signature appears below hereby makes, constitutes and appoints Edward J. Woodard, Jr. or Cynthia A. Sabol his true and lawful attorney, with full power to sign for such person and in such person’s name and capacity indicated below, and with full power of substitution, any and all amendments to this Registration Statement, hereby ratifying and confirming such person’s signature as it may be signed by said attorney to any and all amendments.

Signature	Capacity	Date
/s/ Edward J. Woodard, Jr., CLBB Edward J. Woodard, Jr., CLBB	Chairman of the Board, President and Chief Executive Officer (principal executive officer)	June 27, 2007

/s/ Cynthia A. Sabol, CPA Cynthia A. Sabol, CPA	Executive Vice President and Chief Financial Officer (principal financial officer)	June 27, 2007

/s/ E. Carlton Bowyer, Ph. D. E. Carlton Bowyer, Ph. D.	Director	June 27, 2007

/s/ Laurence C. Fentriss Laurence C. Fentriss	Director	June 27, 2007

/s/ Morton Goldmeier Morton Goldmeier	Director	June 27, 2007

/s/ Thomas W. Moss, Jr. Thomas W. Moss, Jr.	Director	June 27, 2007

/s/ William D. Payne, M.D. William D. Payne, M.D.	Director	June 27, 2007

/s/ Herbert L. Perlin Herbert L. Perlin	Director	June 27, 2007

/s/ Richard J. Tavss Richard J. Tavss	Director	June 27, 2007

/s/ Kenneth J. Young Kenneth J. Young	Director	June 27, 2007

EXHIBIT INDEX

Exhibit Number	Description of the Exhibit
5.0	Opinion of LeClair Ryan, A Professional Corporation. *

23.1	Consent of PKF Witt Mares, PLC as accountants for Commonwealth Bankshares, Inc. *

23.2	Consent of LeClair Ryan, A Professional Corporation (included in Exhibit 5.0). *

24.1	Power of Attorney relating to Commonwealth Bankshares, Inc. (appears on the signature page of this Registration Statement). *

99.1	Bank of the Commonwealth 401(k) Profit Sharing Plan – Summary Plan Description. *

99.2	Bank of the Commonwealth 401(k) Profit Sharing Plan – Adoption Agreement. *

*	Filed herewith.